Exhibit 10.5

January 1, 2012

Dr. Allan L. Goldstein

800 25th Street, NW

Apartment 1005

Washington, DC 20037

Re: Temporary Employment Terms

Dear Allan:

Due to the Company’s current financial situation, it is necessary for the Company to reduce its labor costs. Accordingly, the Company is reducing all salaries and work hours. You are being offered the opportunity to continue your employment with RegeneRx Biopharmaceuticals, Inc. (the “Company”) at its Rockville, Maryland location as part-time, temporary employee. Your position will remain as Chairman of the Company’s Board of Directors, performing such duties as are normally associated with this position and such duties as are assigned to you from time to time. Commencing on January 1, 2012, your salary will be at the rate of $50.00 per hour, subject to payroll deductions and all required withholdings and payable in accordance with the Company’s standard payroll practices.

Your typical work schedule will be up to 32 hours per month; however, you will be scheduled according to the Company’s needs, and the Company does not guarantee you any minimum number of hours of work per month. You may be asked to work additional hours; however, you should not work beyond your scheduled work hours for the month unless J.J. Finkelstein has expressly requested you to do so or you have received the written approval of J.J. Finkelstein prior to working the additional time. If you work beyond your scheduled work hours without permission, you will be subject to disciplinary action up to and including termination. You must record your hours worked on a daily basis, including your start and stop times, and meal periods.

You will not be eligible for any Company benefits, including but not limited to: health coverage, holidays, paid vacation, sick leave, and other insurance coverage. You will be eligible for certain minimum benefits required by law, such as workers’ compensation, unemployment, and Social Security. If you are currently participating in the Company’s group health insurance plans, your participation as an employee will end on December 31, 2011. Thereafter, to the extent provided by applicable state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice describing your rights and obligations to continue health coverage, and any rights to convert to an individual policy.

RegeneRx Biopharmaceuticals, Inc    •     15245 Shady Grove Road, Suite 470, Rockville, MD 20850

PHONE 301.208.9191    •     FAX 301.208.9194    •     WEB www.regenerx.com

Your Second Amended and Restated Employment Agreement dated March 11, 2009, including its amendments, will be deemed terminated as of January 1, 2012; however, if you execute the enclosed Release Agreement, the Company will pay you the severance benefits provided therein. You will not receive any additional severance payments or benefit upon the termination of your employment, except as set forth in the Change in Control Agreement between you and the Company, which you agree to execute contemporaneous with your execution of this letter agreement.

You acknowledge your continuing obligations under your Proprietary Information, Non-Competition and Inventions Assignment Agreement dated November 4, 2005, which remains in full force and effect. Additionally, your employment continues to be subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion.

Your employment with the Company is temporary. The Company anticipates that your employment will continue until March 31, 2012, which will be your employment termination date unless your employment is terminated earlier by you or by the Company. Continued work beyond March 31, 2012, does not automatically convert your employment to regular status.

Your employment relationship with the Company will continue to be at-will. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company.

By signing this letter, you acknowledge that the terms described in this letter, together with the your Proprietary Information, Non-Competition and Inventions Assignment Agreement, set forth the entire understanding between us and supersede any other representations or agreements, whether written or oral, including, but not limited to your Second Amended and Restated Employment Agreement dated March 11, 2009, as amended; there are no terms, conditions, representations, warranties or covenants other than those contained herein. No term or provision of this letter may be amended waived, released, discharged or modified except in writing, signed by you and an authorized officer of the Company, except that the Company may, in its sole discretion, adjust salaries, incentive compensation, stock plans, benefits, job titles, locations, duties, responsibilities, and reporting relationships.

Please indicate your acceptance of this offer by signing below and returning it to me.

Sincerely,

/s/ J.J. Finkelstein
J.J. Finkelstein President & CEO

ACCEPTED AND AGREED TO:

/s/ Dr. Allan L. Goldstein
Dr. Allan L. Goldstein

Date January 1, 2012